Exhibit (l)(4)

One International Place, 40th Floor 100 Oliver Street Boston, MA 02110-2605 +1 617 728 7100 Main +1 617 275 8374 Fax www.dechert.com

February 22, 2024

Eagle Point Credit Company Inc.

600 Steamboat Road, Suite 202

Greenwich, Connecticut 06830

Re:      Eagle Point Credit Company Inc.

Ladies and Gentlemen:

We have acted as counsel to Eagle Point Credit Company Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form N-2 (the “Registration Statement”), as originally declared effective on June 9, 2023 by the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus supplement, dated February 22, 2024 (the “Prospectus Supplement” and, together with the base prospectus dated as of June 9, 2023, included in the Registration Statement, the “Prospectus”) in connection with the proposed issuance and sale of up to $500,000,000 aggregate amount of the Company’s common stock, par value $0.001 per share (the “Common Stock”), up to 800,000 shares of the Company’s 6.50% Series C Term Preferred Stock due 2031, par value $0.001 per share (the “Series C Term Preferred Stock”), up to 1,000,000 shares of the Company’s 6.75% Series D Preferred Stock, par value $0.001 per share (the “Series D Preferred Stock”) and up to 1,000,000 shares of the Company’s 8.00% Series F Term Preferred Stock due 2029, par value $0.001 per share (the “Series F Term Preferred Stock” and together with the Common Stock, the Series C Term Preferred Stock and the Series D Preferred Stock, the “Securities”), filed with the Commission pursuant to Rule 424 and Rule 430B under the Securities Act, in connection with an “at-the-market” sales program (the “Offering”).

This opinion letter is being furnished to the Company in accordance with the requirements of Item 25 of Form N-2 under the Investment Company Act of 1940, as amended, and we express no opinion herein as to any matter other than as to the legality of the Securities.

In rendering the opinions expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below, including the following documents:

(i)	the Registration Statement;

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(ii)	the Prospectus;

(iii)	the Certificate of Incorporation of the Company;

(iv)	the Amendment to the Certificate of Incorporation of the Company filed on February 22, 2024;

(v)	the Bylaws of the Company;

(vi)	the certificates of designation for the Series C Term Preferred Stock, Series D Preferred Stock and Series F Term Preferred Stock (together, the “Preferred Stock”);

(vii)	the form of underwriting agreement for equity securities;

(viii)	the Fourth Amended and Restated at Market Issuance Sales Agreement by and among the Company, Eagle Point Credit Management LLC, Eagle Point Administration LLC, and B. Riley Securities, Inc.;

(ix)	a certificate of good standing with respect to the Company issued by the Secretary of State of the State of Delaware as of a recent date;

(x)	a certificate from the Secretary of the State of Connecticut as to the authorization of the Company to do business in the State of Connecticut; and

(xi)	resolutions of the board of directors of the Company, relating to, among other things, the authorization and approval of the preparation and filing of the Registration Statement and Prospectus and the authorization, issuance, offer and sale of the Securities pursuant to the Prospectus.

As to the facts upon which this opinion letter is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of agents, officers, directors, employees and representatives of the Company without having independently verified such factual matters.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, the conformity to original documents of all documents submitted to us as copies, the legal capacity of natural persons who are signatories to the documents examined by us and the legal power and authority of all persons signing on behalf of the parties to such documents.

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On the basis of the foregoing and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that, with respect to the following Securities sold by the Company pursuant to the Offering:

1.	The Common Stock has been duly authorized by the Company and, when the Common Stock is issued and delivered against receipt by the Company of payment therefor at a price per share not less than the par value per share of the Common Stock as contemplated by the Registration Statement and the Prospectus, the shares will be validly issued, fully paid and nonassessable.

2.	The Preferred Stock has been duly authorized by the Company and, when the Preferred Stock are issued and delivered against receipt by the Company of payment therefor at a price per share not less than the par value per share of the Preferred Stock as contemplated by the Registration Statement and the Prospectus, the shares will be validly issued, fully paid and nonassessable.

The opinions set forth herein are subject to the following assumptions, qualifications, limitations and exceptions being true and correct at or before the time of the delivery of any Securities offered pursuant to the Registration Statement and the Prospectus: the Securities shall be issued and sold in compliance with all U.S. federal and state securities laws and solely in the manner stated in the Registration Statement and the Prospectus and there shall not have occurred any change in law affecting the validity of the opinions rendered herein.

We express no opinion as to the validity, legally binding effect or enforceability of any provision in any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount which a court may determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture or (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

We are members of the bar of the State of New York, and the foregoing opinions are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

This opinion letter has been prepared for your use solely in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP